Exhibit 21.1

Subsidiaries

Subsidiary	Jurisdiction
Trend Discovery Holdings, LLC	Delaware
Bitstream Mining LLC	Texas
Barrier Crest LLC	Delaware
Trend Discovery Capital Management LLC	Delaware
Trend Discovery Exploration LLC	Texas
Trend Discovery SPV I, LLC	Delaware
Trend Discovery LP	Delaware
Trend Discovery GP I LLC	Delaware
Trend Discovery GP II LLC	Delaware

Listed above are consolidated directly or indirectly owned subsidiaries included in the condensed consolidated financial statements of Agora Digital Holdings, Inc.